Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Registration Statement on Form 8-K of VerifyMe, Inc. of our report dated April 10, 2026, relating to the consolidated financial statements of Open World Ltd. appearing in the Prospectus, which is part of this Registration Statement.

/s/ RSM Cayman Ltd.

Grand Cayman, Cayman Islands

September 28, 2026